PERSONAL AND CONFIDENTIAL Revised June 23, 2017 Ms. Reema Poddar Dear Reema, I am delighted to extend to you this offer of employment with Teradata Corporation and its affiliates (“Teradata” or “Company”) as Senior Vice President, Product Development reporting to Oliver Ratzesberger, EVP and Chief Product Officer. The position is located and expected to work from our offices in the San Diego, California area. In this position, you will be paid at an annualized rate of $425,000; this equates to a weekly rate of $8,173.08. Because we operate on a bi-weekly pay schedule, you will be paid two weeks’ salary five days following the close of each pay cycle. In addition to your base salary, you will be eligible to participate in Teradata’s Annual Incentive Plan (“AIP” or “Plan”). Teradata’s AIP is a performance-based annual incentive program based on financial and strategic performance results achieved by Teradata, as well as your individual performance against objectives. In this position your target annual AIP incentive opportunity is 70% (seventy percent) of your eligible earnings. You will be eligible the first of the calendar quarter following your start date, except if you start before the end of July 2017, you will be eligible August 1, 2017, and your 2017 AIP will be pro- rated according to the number of months in the calendar year you are eligible under the Plan. For the 2017 Plan year you will be guaranteed a minimum AIP payment of 80% (eighty percent) of your pro- rated target payment (the “2017 AIP Guarantee”). Your actual payment will be based on the greater of 80% of your pro-rated target annual incentive or your pro-rated annual incentive based on actual results achieved by the Company. Except for the minimum guarantee of payment, all AIP payments are subject to the terms and conditions of the plan guidelines. You will also be eligible for a one-time sign-on bonus of $100,000 (gross) payable ninety (90) days following your date of hire. You will earn the sign-on bonus after 24 (twenty-four) months of continuous, full-time, active employment with the Company. Should you leave the Company for any reason before your 24th month of continuous, full-time, active employment, you will be obligated to repay 100% of the sign-on bonus prior to your last day of active employment. Contingent upon your acceptance of this offer and approval by the Company’s Compensation and Human Resource Committee, you will be granted an equity award with a total value of $1,050,000 to be delivered in Service-Based Restricted Share Units as described below. The effective date of the grant for this award will be the first day of the month following your start date with Teradata (“Equity Effective Date”). Service-Based Restricted Share Units On the Equity Effective Date, Teradata will grant you Service-Based Restricted Share Units (the “Units”) with a value of $1,050,000. The actual number of Units shall be determined by taking the value of the award and dividing it by the average closing price of Teradata common stock for the twenty (20) trading days immediately preceding, but not including, the Equity Effective Date. The result shall be rounded to the nearest whole unit. Page 1 of 5

The Units will vest one-third (1/3) on each anniversary of the Equity Effective Date until vested in full at three (3) years, subject to your continued employment with Teradata on each applicable vesting date. The Units will be subject to approval by the Compensation and Human Resource Committee of the Teradata Board of Directors. In addition, subject to the approval of the Compensation and Human Resource Committee, concurrent with the Company’s annual equity award program provided to other eligible employees, which generally takes place in Q4 each year you will be granted an annual equity award in Q4 2017 with a total value of $500,000 delivered in the form of award that is consistent with all other awards provided to similarly situated employees (“Annual Equity Award”). The Annual Equity Award is a guarantee only for the 2017 award and requires that the Company does not otherwise cancel or postpone its annual award program for other similarly situated employees, in which case your Annual Equity Award will be treated consistent with other similarly situated employees. Your equity awards will be issued under the terms of Teradata’s Stock Incentive Plan, which is administered by Fidelity Investments. The specific terms and conditions relating to the award will be outlined in the applicable award agreement contained on Fidelity’s website. Within two weeks after your Equity Effective Date, your grant will be loaded to Fidelity’s system. You can access your grants at www.netbenefits.com. Please review the grant information, including the applicable grant agreements, carefully and indicate your acceptance by clicking on the appropriate button. IMPORTANT NOTICE: You must accept your award online in accordance with the procedures established by the Company and the Plan administrator. By accepting your award in accordance with these procedures, you acknowledge that a copy of the Teradata 2012 Stock Incentive Plan (the “Plan”), the Plan Summary and Prospectus, and the Company's most recent Annual Report and Proxy Statement (collectively, the "Prospectus Information") either have been received by you or are available for viewing on the Company's intranet site at HReXpress (located in the “Related Links” section of the Management Stock Options / Restricted Shares page), and you consent to receiving this Prospectus Information electronically, or, in the alternative, agree to contact Global Compensation, to request a paper copy of the Prospectus Information at no charge. By accepting your award, you also represent that you are familiar with the terms and provisions of the Prospectus Information and that you accept the award on the terms, and subject to the conditions, set forth in the applicable grant agreement for your award and in the Plan. Failure to accept your award may result in its cancellation. The Company currently has a Key Employee Severance Plan (“Plan”), and you will be recommended to the Company’s Compensation and Human Resources Committee (“CHRC”) for eligibility to participate in the Plan. The Plan, at the discretion of the CHRC, is subject to review, modification or cancellation. Because your position is located in San Diego, you will be eligible for relocation benefits under Teradata’s Relocation Policy. The expectation is that you will relocate no later than March 31, 2018. Upon acceptance of this offer your relocation process will be initiated and a relocation counselor will contact you to discuss your personal relocation needs. You will be required to sign and return a Relocation Repayment Agreement prior to any relocation related expenses being reimbursed or remitted on your behalf. In advance of executing this agreement and speaking with a relocation counselor we ask that you please not incur any relocation expenses or initiate any relocation plans. All relocation expenses are recoverable (due back to) Teradata should you voluntarily leave the Company within two (2) years of your relocation. By signing this offer letter, you will indicate your agreement to Teradata’s stipulations about relocation expenses. Page 2 of 5

As an employee of the Company, you may be eligible to participate in our health and welfare programs based on certain eligibility requirements including location and position, including our vacation program under which you will be eligible for 20 (twenty) days of paid vacation, which are accrued on a monthly basis. The Company also provides 12 paid holidays per year, which include both company designated holidays and floating holidays which must be used during the calendar year in which they are earned. This offer of employment is contingent upon your agreement to certain Conditions of Employment as outlined in Attachment A, including but not limited to the restriction of disclosure of any trade secret or confidential/proprietary information during your employment at Teradata. Reema, we are enthusiastic about the contributions you will bring to the Teradata team, and hope you share this enthusiasm. This offer will remain effective until 5:00 PM PST on June 26, 2017 and assumes a start date of July 5, 2017 or prior. Your employment is also contingent upon Teradata’s receipt of appropriate results from your background verification and other required documents. Please read the instructions and contents of Attachment A and sign your acceptance (through our electronic portal). If you have any questions regarding the details of this offer, please contact me at 858-485-2817. Sincerely, Suzanne Zoumaras Executive Vice President and Chief Human Resources Officer Page 3 of 5

ATTACHMENT A CONDITIONS OF EMPLOYMENT Teradata requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditioned upon your satisfying and agreeing to the criteria which follow: all pre-employment verification, U.S employment eligibility, Teradata mutual agreement to arbitrate all employment related claims, and Teradata employment agreement. You assume any and all risks associated with terminating any prior or current employment, or making any financial or personal commitments based upon Teradata’s conditional offer. 1. Background Check: This offer of employment is conditioned upon successful completion of your background check. By accepting this offer and these conditions you are giving Teradata permission to release the results to Teradata designated officials. Instructions: Upon signing the offer and pre-employment verification, an e-mail with the subject Action Required to Complete Background Check for Teradata Employment with a link will be sent to you to initiate the background check process. Please submit your information within 3 days of receipt of the link. 2. Pre-Employment Verification: Your background check may include the following: education and employment history, Social Security Number validation, criminal history, credit history, national sex offender search, and Global Sanctions check. 3. U.S. Employment Eligibility: Pursuant to the terms of the Immigration and Control Act of 1986, Teradata can only hire employees if they are legally entitled to work and remain in the United States. 4. Teradata Employment Agreement: As a condition of employment, you must read, understand and agree to the enclosed document. By signing the Teradata Employment Agreement, you are verifying receipt of this document and your agreement and willingness to abide with the contents of the Teradata Terms and Conditions of Employment, Protection of Trade Secrets Agreement, and Consent to Collection of Personal Data. The Teradata Consent to Collection of Personal Data apprises you of Teradata personal data collection practices. 5. Teradata Mutual Agreement to Arbitrate all Employment Related Claims: As a condition of employment for any Teradata position, you must read, understand and agree to the enclosed document: Teradata Mutual Agreement to Arbitrate All Employment Related Claims. By signing this acceptance of employment, you are verifying the receipt of this document and your agreement and willingness to abide with the contents of the Mutual Agreement to Arbitrate Agreement. 6. Teradata Code of Conduct & Conflicts of Interest Certifications for New Hires: Teradata requires that each new associate read the Teradata Values Statement and Code of Conduct and certify his/her reading of it and his/her commitment to comply with it. Teradata also requires that each new associate disclose in writing all actual and potential conflict of interest circumstances which pertain to him/her and certify that he/she has disclosed all conflict of interest Page 4 of 5 circumstances in writing to Teradata. These requirements apply to both new associates who are hired as employees and new associates engaged as individual independent staff contractors. Generally, these certifications should be provided by each new associate within 30 days after his/her start-date. Sometimes a new associate may require more time to provide these certifications (for example, if he/she does not yet have a Teradata computer, Teradata email address, or online access to Teradata networks/systems), in which case he/she may provide the certifications later. But, Teradata policies require that in all events the certifications must be provided by no later than 90 days after the new associate’s start-date. New associates can provide these certifications and disclosures by either: (a) completing the online Teradata Code of Conduct training and certification module through the Teradata University e- learning system; or (b) manually completing and submitting the form below. We prefer that it be done through the online Teradata University module. Teradata requires that each Teradata associate re-certify the same each year. Teradata will distribute information about the annual Code of Conduct and Conflicts of Interest certification process to all associates by email, employee web-site/portal announcements and/or employee e- newsletter announcements. The annual re-certification typically will occur in the October/November time frame of each year and typically will be done electronically. New associates still will need to complete the annual all-associate online certification, even if he/she completed the new-hire certification earlier in the same year. Only new associates who do not complete the certifications and disclosures online through the above-described module on Teradata University and the instructions in that module should complete, sign and submit copies of the following form to their manager, their Teradata Human Resources representative and HR Service Center We also recommend that the new associate retain a copy of his/her certification and disclosures (e.g., a copy of the completed form below or a copy of the completion-acknowledge page from the online module). Accepting this Offer of Employment: By accepting and signing Teradata’s offer of employment you certify to Teradata that you are not subject to a non-competition agreement with any company which would preclude or restrict you from performing the position being offered in this letter. We also advise you of Teradata’s policy of respecting the intellectual property rights of other companies. You should not bring with you to your Teradata position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by Teradata. This letter reflects the general description of the terms and conditions of your employment with Teradata, and is not a contract of employment for any definite duration of time. The employment relationship with Teradata is by mutual consent (“Employment at Will”). This means either you or Teradata have the right to discontinue the employment relationship with or without cause at any time and for any reason. I have read the foregoing information relative to Teradata’s conditions of employment and understand that my employment offer is conditioned upon their satisfaction. Page 5 of 5

S93JANIWKL4PYW6BYGWCAK Teradata HR Party ID: 4PF9YLIDT367XMFNGJ7P9G IP Address: 153.65.16.10 Multi-Factor Digital Fingerprint Checksum 0fad55105fcdb55cc7d215a18da8915db6221bc7 . Reema Poddar Party ID: 48UI3EINH44JEVWKEEZIED IP Address: 73.202.140.49 Multi-Factor Digital Fingerprint Checksum bab29d6a4c3104f1d5b27e856bbb70c408d6a850 Timestamp Audit 2017-06-26 05:38:30 -0700 All parties have signed document. Signed copies sent to: Teradata HR. 2017-06-26 05:38:29 -0700 Document signed by Teradata HR (noemail@rightsignature.com) with drawn signature. - 153.65.16.10 2017-06-26 05:37:43 -0700 Document viewed by Teradata HR (noemail@rightsignature.com). - 153.65.16.10 2017-06-24 13:16:34 -0700 Document signed by . Reema Poddar (noemail@rightsignature.com) with drawn signature. - 73.202.140.49 2017-06-24 13:14:55 -0700 Document viewed by . Reema Poddar (noemail@rightsignature.com). - 73.202.140.49 2017-06-23 14:00:14 -0700 Document created via the RightSignature API by Teradata HR (hrservicecenter.teradataamericas@teradata.com). - 153.65.20.109 Page 1 of 1

DocuSign Envelope ID: AA083B53-D52B-447D-B5BA-37470FB6FEC0 Teradata Relocation Repayment Agreement (Must be Signed with the Offer packet to Receive Relocation Benefits) In accordance with the Teradata Relocation Policy, I am eligible to receive relocation benefits. Prior to receiving any reimbursements and/or advances, and as consideration for the payment and/or advancement of expenses, I agree to and understand the following: If I voluntarily terminate my employment with Teradata within two (2) years from my start date of June 28, 2017, I will repay 100% of the relocation reimbursements and allowances provided to me, including all expenses which were billed to Teradata. If I voluntarily cancel my relocation for whatever reason, I will repay all relocation reimbursements and allowances provided during the relocation process, including all expenses which were billed to Teradata. My expenses will be reimbursed in accordance with the applicable Relocation Reimbursement policy. I will complete the necessary expense forms within thirty (30) days of incurring the expense. If I fail to complete the expense forms on a timely basis I will not be eligible for reimbursement of the expenses. Any dispute concerning this policy, or the application of the relocation policy or my relocation expenses, will be subject to the Dispute Resolution Policy which exists at the date of my relocation. This repayment provision does not constitute a contract of employment or a guarantee of employment. This Agreement does not alter or amend the employment-related agreements I have executed. I understand that employment with Teradata is at-will. Reema Poddar Jeanne Pierce 2018 August 13 | 9:46:58 AM EDT 2018 August 13 | 11:52:08 AM EDT

DocuSign Envelope ID: AA083B53-D52B-447D-B5BA-37470FB6FEC0

Relocation Summary of Benefits for Reema Poddar
Revised July 18, 2018

You have been offered a position that requires relocation to the San Diego, CA area. Upon acceptance of the employment offer you will be eligible for relocation benefits under Teradata's Relocation Policy. As part of the relocation benefits, you will be provided with the following benefits managed through our relocation company, Lexicon.

The expectation is that you relocate no later than March 31, 2018. All relocation benefits must be incurred and submitted for reimbursement by June 30, 2018.

A. Lump Sum Payment
As part of the relocation benefits, you will be provided a lump sum of $100,000 for reasonable and customary relocation expenses not covered under the benefits as defined below. This payment will be grossed-up.

B. Household Goods and Storage – Move Management and Services
Your Lexicon Relocation Consultant will initiate and coordinate your household goods move. Teradata will provide a professional household goods (up to $100,000 in value) move which includes, packing, loading, transporting, unloading and full value coverage of your household goods; if required, up to 30 days of storage for your goods is available.

C. New Home Purchase
Teradata will reimburse reasonable and customary buyer's closing costs up to 2% of the loan amount, up to a maximum of $7,500. Discount points are not covered. If you have questions on reimbursable expenses when you receive your Loan Estimate from the lender, please contact your Lexicon Relocation Consultant. Tax assistance is provided.

D. Miscellaneous Costs
A budget of up to $20,000 (gross) for other costs, which may include commuting expenses before you relocate to San Diego, temporary housing, rental car, and other reasonable and customary relocation expenses. The Miscellaneous Costs must be submitted for reimbursement and the budget may not be applied to other relocation benefits defined above.

E. House-Hunting Trip
Teradata will provide two (2) house-hunting trips for you and your immediate family to visit San Diego for up to 4 days each for the purposes of region orientation and house-hunting. Arrangements for this trip (airline tickets, hotel, rental car) will be made through Teradata or through our relocation partner, Lexicon.

Relocation Repayment Agreement
Upon acceptance of this offer your relocation process will be initiated and a relocation counselor will contact you to discuss your personal relocation needs. You are required to sign and return a Relocation Repayment Agreement prior to any relocation related expenses being reimbursed or remitted on your behalf. In advance of executing this agreement and speaking with a relocation counselor we ask that you please not incur any relocation expenses or initiate any relocation plans. All relocation expenses are recoverable (due back to) Teradata should you voluntarily leave the Company within two (2) years of your start date, June 28, 2017.

Reema Poddar, SVP Product & Innovation	Jeanne Pierce, VP Human Resources
Signature: DocuSigned by: 9D04F0826CE04D7...	Signature: DocuSigned by: 1E243409B1DA40A...
Date Signed: 2018 August 13 | 9:46:58 AM EDT	Date Signed: 2018 August 13 | 11:52:08 AM EDT